CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Market Plus Notes due 2014	$5,763,000	$786.07

Pricing Supplement To prospectus dated November 21, 2011, product supplement for knock-out notes dated August 17, 2012, and index supplement dated November 21, 2011	Pricing Supplement No. 595 Registration Statement No. 333-178081 Dated February 8, 2013; Rule 424(b)(2)

Structured Investments	Morgan Stanley $5,763,000 Market Plus Notes Linked to the S&P 500® Index due August 13, 2014
General
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The securities are designed for investors who seek exposure to the performance of the S&P 500® Index.  Investors should be willing to forgo interest and dividend payments and, if the Final Index Value is less than the Initial Index Value by more than 17.75%, be willing to lose a significant portion or all of their principal.  If the Final Index Value is not less than the Initial Index Value by more than 17.75%, investors will receive a return reflecting the greater of (a) the Underlying Index Return and (b) the Contingent Minimum Return of 0% at maturity.  However, if the Final Index Value is less than the Initial Index Value by more than 17.75%, investors will be fully exposed to the negative performance of the Underlying Index over the term of the securities, and will lose a significant portion or all of their investment.

•	Senior unsecured obligations of Morgan Stanley maturing August 13, 2014†. All payments on the securities are subject to the credit risk of Morgan Stanley.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities priced on February 8, 2013 and are expected to settle on February 13, 2013.
Key Terms
Underlying Index:	S&P 500® Index
Knock-Out Event:
A Knock-Out Event occurs if the Final Index Value is less than the Initial Index Value by an amount greater than the Knock-Out Buffer Amount.  Therefore, a Knock-Out Event will occur if the Final Index Value is less than the Knock-Out Level.

Knock-Out Buffer Amount:	17.75%
Knock-Out Level:	1,248.497425, which is 82.25% of the Initial Index Value
Payment at Maturity:
If a Knock-Out Event HAS NOT occurred, you will receive a cash payment at maturity per security equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Underlying Index Return.  Since the Contingent Minimum Return is 0%, you will receive only the repayment of your principal at maturity, without any positive return on your investment, if the Underlying Index declines in value but without triggering a Knock-Out Event.  For additional clarification, please see “What is the Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Index?” on page 3.

If a Knock-Out Event HAS occurred, you will receive a cash payment at maturity that will reflect the percentage depreciation in the value of the Underlying  Index over the term of the securities on a 1 to 1 basis.  Under these circumstances, your payment at maturity per $1,000 principal amount security will be calculated as follows: $1,000 + ($1,000 x Underlying Index Return)

If a Knock-Out Event has occurred, you will lose over 17.75% of your investment. There is no minimum payment at maturity and you could lose your entire investment.
Contingent Minimum Return:	0%
Maximum Payment at Maturity:	None
Underlying Index Return:	Final Index Value – Initial Index Value Initial Index Value
Initial Index Value:	1,517.93, which is the Index Closing Value on the Pricing Date
Final Index Value:	The Index Closing Value on the Valuation Date
Valuation Date†:	August 8, 2014
Maturity Date†:	August 13, 2014
Pricing Date:	February 8, 2013
Issue Date:	February 13, 2013 (3 business days after the Pricing Date)
CUSIP / ISIN:	61761JCQ0 / US61761JCQ04
† Subject to postponement for non-index business days or in the event of a market disruption event and as described under “Description of Notes — Postponement of Valuation Date(s) or Review Date(s)” in the accompanying product supplement for knock-out notes.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page S-18 of the accompanying product supplement for knock-out notes and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement for knock-out notes, index supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per security	100%	1.25%	98.75%
Total	$5,763,000	$72,037.50	$5,690,962.50
(1)	J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.25% for each security it sells.
(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.
THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

February 8, 2013

Additional Terms Specific to the Securities

You should read this pricing supplement together with the prospectus dated November 21, 2011, as supplemented by the product supplement for knock-out notes dated August 17, 2012 and the index supplement dated November 21, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated January 31, 2013 and supersedes  all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for knock-out notes, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at .ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement for knock-out notes dated August 17, 2012: http://www.sec.gov/Archives/edgar/data/895421/000095010312004190/dp31797_424b2-knockouta1.htm

•	Index supplement dated November 21, 2011: http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

•	Prospectus dated November 21, 2011: http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in this pricing supplement are defined in the product supplement for knock-out notes, in the index supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

What is the Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Index?

The following table and graph illustrate the hypothetical return at maturity on the securities.  The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical returns set forth below reflect the Contingent Minimum Return of 0% and assume an Initial Index Value of 1,500 and a Knock-Out Level of 1,233.75, equal to 82.25% of the hypothetical Initial Index Value.  The actual Initial Index Value and Knock-Out Level are set forth on the cover of this pricing supplement.  Your investment will be fully exposed to any decline in the Underlying Index.  The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the securities.

Final Index Value	Underlying Index Return	Payment on the Securities	Return on Securities
3,000.00	100.00%	$2,000	100%
2,850.00	90.00%	$1,900	90%
2,700.00	80.00%	$1,800	80%
2,550.00	70.00%	$1,700	70%
2,400.00	60.00%	$1,600	60%
2,250.00	50.00%	$1,500	50%
2,100.00	40.00%	$1,400	40%
1,950.00	30.00%	$1,300	30%
1,800.00	20.00%	$1,200	20%
1,650.00	10.00%	$1,100	10%
1,575.00	5.00%	$1,050	5%
1,500.00	0%	$1,000	0%
1,425.00	-5.00%	$1,000	0%
1,350.00	-10.00%	$1,000	0%
1,233.75	-17.75%	$1,000	0%
1,230.00	-18.00%	$820	-18%
1,200.00	-20.00%	$800	-20%
900.00	-40.00%	$600	-40%
600.00	-60.00%	$400	-60%
300.00	-80.00%	$200	-80%
0	-100.00%	$0	-100%

Payoff Diagram for the Securities
]

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns on the securities set forth in the table on the previous page are calculated.

Example 1: The Index Closing Value decreases from the Initial Index Value of 1,500 to a Final Index Value of 750.  Because the Final Index Value is less than the Knock-Out Level, a Knock-Out Event has occurred.  Therefore, the investor does not receive the benefit of the Contingent Minimum Return of 0% and is therefore exposed to the negative performance of the Underlying Index on a 1 to 1 basis.  The investor receives a payment at maturity based on the Underlying Index Return of –50%, which is significantly less than the stated principal amount calculated as follows:

$1,000 + ($1,000 x –50%)  = $500

Example 2:  The Index Closing Value decreases from the Initial Index Value of 1,500 to a Final Index Value of 1,425.  Because the Final Index Value is greater than or equal to the Knock-Out Level, a Knock-Out Event has not occurred.  Because the Underlying Index Return of -5.00% is less than the Contingent Minimum Return of 0%, the investor receives the benefit of the Contingent Minimum Return and therefore receives a payment at maturity per $1,000 principal amount security calculated as follows:

$1,000 + ($1,000 x 0%)  = $1,000

Example 3:  The Index Closing Value increases from the Initial Index Value of 1,500 to a Final Index Value of 1,800.  Because the Underlying Index Return of 20% is greater than the Contingent Minimum Return of 0%, the investor participates fully in the appreciation of the Underlying Index over the term of the securities and receives a payment at maturity per $1,000 principal amount security calculated as follows:

$1,000 + ($1,000 x 20%)  = $1,200

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity to participate in the appreciation of the Underlying Index at maturity.  If a Knock-Out Event HAS NOT occurred, because of the Contingent Minimum Return, you will receive at maturity no less than the $1,000 principal amount for each security.  Since the Contingent Minimum Return is 0%, you will receive only the repayment of your principal at maturity, without any positive return on your investment, if the Underlying Index declines in value but without triggering a Knock-Out Event.  However, if a Knock-Out Event HAS occurred, you will lose a significant portion or all of your investment based on a 1% loss for every 1% decline in the Final Index Value, as compared to the Initial Index Value.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
SECURITIES LINKED TO THE S&P 500® INDEX— The return on the securities is linked to the S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's Financial Services LLC ("S&P"), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

•
CAPITAL GAINS TAX TREATMENT —You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for knock-out notes.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this treatment of the securities is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you hold the securities for more than a year, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected.  Because the securities provide for the return of principal except in the case of a Knock-Out Event, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of this notice in particular.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for knock-out notes.

The discussion in the preceding paragraph under “Capital Gains Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for knock-out notes, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying Index or any of the component stocks of the Underlying Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for knock-out notes dated August 17, 2012.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the securities at maturity and do not pay you interest on the securities.  If the Final Index Value is less than the Knock-Out Level, a Knock-Out Event will have occurred, you will lose the benefit of the Continent Minimum Return and you will be fully exposed to the depreciation of the Underlying Index over the term of the securities.  If a Knock-Out Event has occurred, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero.  Consequently, the entire principal amount of your investment is at risk.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlying Index would have.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the value of the Underlying Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual or expected volatility of the Underlying Index;

•	the time to maturity of the securities;

•	the dividend rates on the common stocks underlying the Underlying Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if a Knock-Out Event is likely to ultimately occur in light of the then-current value of the Underlying Index.

You cannot predict the future performance of the Underlying Index based on its historical performance.  We cannot guarantee that a Knock-Out Event will not occur so that you will not suffer a significant loss on your initial investment in the securities.  You can review the historical values of the Underlying Index in “Historical Information” below.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full stated principal amount of your securities, the original issue price of the securities includes the agents’ commissions and the cost of hedging our obligations under the securities through one or more of our affiliates.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase securities from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not

obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying Index and the value of the securities.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the term of the securities, including on the Valuation Date, could affect the value of the Underlying Index in a way that reduces the amount you may receive on the securities at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily historical Index Closing Values from January 1, 2008 through February 8, 2013.  The Index Closing Value on February 8, 2013 was 1,517.93.  We obtained the Index Closing Values below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical values of the Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date.  We cannot give you any assurance that the Index Closing Value will increase or that a Knock-Out Event will not occur so that you will not suffer a significant loss on your initial investment in the securities.

Historical Performance of the S&P 500® Index

License Agreement

License Agreement between Standard & Poor’s and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.25% for each security it sells.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.